UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2024

The Beauty Health Company
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2165 Spring Street
Long Beach, CA
(Address of principal executive offices)

90806
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On October 15, 2024, The Beauty Health Company ("BeautyHealth") filed a Current Report on Form 8-K (the "Original Form 8-K") to report the termination of Daniel Watson’s employment as Chief Revenue Officer (the "Chief Revenue Officer") of the Company without cause, effective as of October 14, 2024. This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K, including the provision of the executed Separation and Transition Agreement entered into by and between Hydrafacial LLC, BeautyHealth’s indirect, wholly-owned subsidiary ("Hydrafacial", and together with BeautyHealth, the "Company"), and Mr. Watson (the "Separation Agreement"). The Original Form 8-K otherwise remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Revenue Officer Departure

On October 8, 2024, the Board of Directors of the Company terminated Daniel Watson’s employment as Chief Revenue Officer of the Company without cause, effective as of October 14, 2024 (the "Termination Date"). Mr. Watson agreed to remain employed with the Company in an advisory role until no later than January 1, 2025 (the actual date of separation shall be the "Separation Date"), unless the Company decides in its sole discretion that it is beneficial to accelerate the Separation Date to an earlier date (the "Revised Separation Date"). Mr. Watson’s termination was not a result of any disagreement with the Company on any matter relating to the Company’s financial reporting, operations, policies or practices.

On November 11, 2024, the parties entered into the Separation Agreement in connection with Mr. Watson’s termination from his position as Chief Revenue Officer of the Company without cause as of the Termination Date. Pursuant to the Separation Agreement, Mr. Watson agreed to remain employed with the Company in an advisory capacity no later than the Separation Date or the Revised Separation Date and will receive his current level of compensation and benefits during such period that he was entitled to receive prior to the Termination Date.

Additionally, pursuant to the Separation Agreement, Mr. Watson will receive: (i) total separation pay of $430,000 (the "Cash Severance"), payable bi-weekly, in accordance with the Company’s standard payroll practices (including standard withholding and authorized deductions), for a period of twelve (12) months beginning on the Separation Date, (ii) his annual cash bonus earned, if any, under the Company’s annual performance-based cash incentive compensation plan for 2024, (iii) so long as Mr. Watson complies with the terms of the Separation Agreement, the Company has agreed to enter into a consulting agreement with Mr. Watson in exchange for $40,000 per month beginning on January 1, 2025, and terminating on March 30, 2025, (iv) the accelerated vesting of an aggregate of 329,251 of unvested restricted stock units, in accordance with the terms of the Separation Agreement and the Company's 2021 Incentive Award Plan, (v) health, dental, and vision benefits (as applicable), which will terminate on the last day of the month in which the Separation Date or Revised Separation Date occurs, and (vii) reimbursement of the employer portion of COBRA premium payments during the period that Mr. Watson is receiving the Cash Severance, provided Mr. Watson timely submits an election to continue coverage under COBRA (collectively, the "Severance Benefits").

As consideration for the Severance Benefits, Mr. Watson agreed to continue to work on a full-time basis for the Company, and perform work for the Company as directed by the Company's Chief Executive Officer through the Separation Date or Revised Separation Date. In addition, Mr. Watson agreed to provide assistance with transitioning his former responsibilities to the Company's new Chief Revenue Officer.

Further, Mr. Watson has agreed to a non-competition covenant through June 2026, which prohibits him from being employed by, consulting for, provide services for, or otherwise being affiliated with any entities that manufacture, sell, or distribute microdermabrasion and/or hydrodermabrasion / hydradermabrasion machines. Mr. Watson further agreed to cooperate with the Company in the event his assistance is reasonably required in connection with any legal proceeding.

Pursuant to the Separation Agreement, Mr. Watson agreed to release all claims against the Company arising out of or in any way connected with Mr. Watson’s employment relationship with the Company, or Mr. Watson’s separation from employment. Mr. Watson is also subject to ongoing covenants relating to mutual non-disparagement and remains bound by certain contractual obligations under any confidentiality agreements he may have with the Company.

The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by reference to the Separation Agreement, a copy of which is filed with this Current Report on Form 8-K/A as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 †	Separation and Transition Agreement, dated November 11, 2024, by and between Hydrafacial LLC and Daniel Watson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Company agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2024	The Beauty Health Company

	By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer